Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES SECOND QUARTER FISCAL 2018 RESULTS

HILLIARD, Ohio – (November 2, 2017) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading global manufacturer of water management products and solutions for non-residential, residential, infrastructure and agricultural applications, today announced financial results for the fiscal second quarter ended September 30, 2017.

Second Quarter Fiscal 2018 Highlights

•	Net sales increased 11.2% to $401.0 million
•	Net income of $18.0 million compared to $24.3 million in prior year
•	Adjusted EBITDA (Non-GAAP) increased 2.0% to $66.9 million

Fiscal Year-to-Date Highlights

•	Net sales increased 5.7% to $759.4 million
•	Net income of $36.4 million compared to $43.7 million in prior year
•	Adjusted EBITDA (Non-GAAP) of $127.2 million compared to $137.4 million in prior year
•	Cash flow from operating activities of $28.4 million compared to $45.6 million in prior year
•	Free cash flow (Non-GAAP) of $1.4 million compared to $21.8 million in prior year

Scott Barbour, President and Chief Executive Officer of ADS commented, “We are pleased to report above-market growth for the second fiscal quarter, with net sales increasing over 11% compared to the prior year. We generated strong performance in our core domestic construction markets driven by continued execution of our conversion strategy and strong growth from our HP pipe product line and Allied Products. We were also pleased to see growth return in our agriculture market this quarter.”

Barbour continued, “While we are disappointed with the continued pressure on our margins, we are pursuing a number of actions to address this through operational improvements as well as our broader set of strategic initiatives. Although I am still early in my assessment of the business, I am confident we have the opportunity, capability and resources to drive sustainable improvements in our profitability. It is my belief that we need to focus on the fundamentals and drive better execution across all aspects of our operations as we progress through the remainder of fiscal year 2018.”

Second Quarter Fiscal 2018 Results

Net sales increased 11.2% to $401.0 million, as compared to $360.8 million in the prior year quarter. Domestic net sales increased 12.9% to $351.9 million as compared to $311.8 million in the prior year quarter, driven by growth in both construction and agriculture markets. International net sales increased 0.3% to $49.2 million as compared to $49.0 million in the prior year quarter.

Gross profit decreased 0.8% to $89.8 million, as compared to $90.5 million the prior year quarter. As a percentage of net sales, gross profit decreased 270 basis points to 22.4% compared to 25.1% in the prior year, primarily due to increases in raw material and operational costs.

Adjusted EBITDA (Non-GAAP) increased 2.0% to $66.9 million, as compared to $65.6 million in the prior year. As a percentage of net sales, Adjusted EBITDA decreased 150 basis points to 16.7% as compared to 18.2% in the prior year. The decrease in Adjusted EBITDA margin was largely attributed to the factors mentioned above.

Adjusted Earnings Per Fully Converted Share (Non-GAAP) was $0.28 based on weighted average fully converted shares of 73.8 million, as compared to $0.36 for the prior year on weighted average fully converted shares of 73.4 million.

A reconciliation of GAAP to Non-GAAP financial measures for Adjusted EBITDA, Free Cash Flow and Adjusted Earnings Per Fully Converted Share has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Fiscal Year-to-Date 2018 Results

Net sales increased 5.7% to $759.4 million, as compared to $718.4 million in the prior year. Domestic net sales increased 7.5% to $671.4 million as compared to $624.5 million in the prior year, driven by growth in core construction markets. International net sales decreased 6.2% to $88.0 million as compared to $93.8 million in the prior year.

Gross profit decreased 5.7% to $176.5 million, as compared to $187.1 million the prior year. As a percentage of net sales, gross profit decreased 280 basis points to 23.2% compared to 26.0% in the prior year, primarily due to increases in raw material and operational costs, and pricing headwinds in the agricultural markets and Mexico.

Adjusted EBITDA (Non-GAAP) decreased 7.4% to $127.2 million, as compared to $137.4 million in the prior year. As a percentage of net sales, Adjusted EBITDA decreased 230 basis points to 16.8% as compared to 19.1% in the prior year. The decrease in Adjusted EBITDA margin was largely attributed to the factors mentioned above.

Adjusted Earnings Per Fully Converted Share (Non-GAAP) was $0.55 based on weighted average fully converted shares of 74.0 million, as compared to $0.64 for the prior year on weighted average fully converted shares of 73.3 million.

The Company recorded net cash provided by operating activities of $28.4 million, as compared to $45.6 million in the prior year. Net debt (total debt and capital lease obligations net of cash) was $456.6 million as of September 30, 2017, an increase of $34.2 million from March 31, 2017.

Fiscal Year 2018 Outlook

Based on current visibility, backlog of existing orders and business trends, the Company updated its Adjusted EBITDA target for fiscal 2018. Adjusted EBITDA (Non-GAAP) is expected to be in the range of $195 and $210 million for fiscal year 2018, while the outlook for net sales is unchanged and expected to be in the range of $1.275 billion to $1.325 billion. Capital expenditures are expected to be approximately $50 to $55 million.

Webcast Information

The Company will host an investor conference call and webcast on Thursday, November 2, 2017 at 10:00 a.m. Eastern Time. The live call can be accessed by dialing 1-866-450-8367 (US toll-free) or 1-412-317-5465 (international) and asking to be connected to the Advanced Drainage Systems, Inc. call. The live webcast will also be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. An archived version of the webcast will be available for 90 days following the call.

About the Company

Advanced Drainage Systems is the leading manufacturer of high performance thermoplastic corrugated pipe, providing a comprehensive suite of water management products and superior drainage solutions for use in the construction and infrastructure marketplace. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, agriculture and infrastructure applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, its overall product breadth and scale and its manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 60 manufacturing plants and over 30 distribution centers. To learn more about the ADS, please visit the Company’s website at www.ads-pipe.com.

Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including, without limitation, factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials; our ability to continue to convert current demand for concrete, steel and PVC pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; the risks associated with our self-

insured programs; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to project product mix; the risks associated with our current levels of indebtedness; our ability to meet future capital requirements and fund our liquidity needs; the risk that additional information may arise that would require the Company to make additional adjustments or revisions or to restate the financial statements and other financial data for certain prior periods and any future periods, any delay in the filing of any filings with the Securities and Exchange Commission (“SEC”); the review of potential weaknesses or deficiencies in the Company’s disclosure controls and procedures, and discovering further weaknesses of which we are not currently aware or which have not been detected and the other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(Amounts in thousands, except per share data)	2017	2016	2017	2016
Net sales	$401,049	$360,785	$759,408	$718,361
Cost of goods sold	311,248	270,273	582,868	531,243
Gross profit	89,801	90,512	176,540	187,118
Operating expenses:
Selling	24,346	23,210	47,445	47,440
General and administrative	23,887	21,181	50,563	55,710
Loss on disposal of assets and costs from exit and disposal activities	5,121	737	8,544	939
Intangible amortization	2,015	2,128	4,059	4,315
Income from operations	34,432	43,256	65,929	78,714
Other expense:
Interest expense	5,055	4,546	9,534	9,330
Derivative gains and other income, net	(2,539)	(1,734)	(3,493)	(4,771)
Income before income taxes	31,916	40,444	59,888	74,155
Income tax expense	13,437	15,348	23,183	29,542
Equity in net loss of unconsolidated affiliates	520	815	272	911
Net income	17,959	24,281	36,433	43,702
Less: net income attributable to noncontrolling interest	96	547	828	1,695
Net income attributable to ADS	17,863	23,734	35,605	42,007
Accretion of redeemable noncontrolling interest	-	(380)	-	(742)
Dividends to redeemable convertible preferred stockholders	(470)	(415)	(959)	(840)
Dividends paid to unvested restricted stockholders	(16)	(24)	(35)	(54)
Net income available to common stockholders and participating securities	17,377	22,915	34,611	40,371
Undistributed income allocated to participating securities	(1,397)	(2,040)	(2,830)	(3,563)
Net income available to common stockholders	$15,980	$20,875	$31,781	$36,808

Weighted average common shares outstanding:
Basic	55,269	54,429	55,286	54,250
Diluted	55,893	55,276	55,953	55,115
Net income per share:
Basic	$0.29	$0.38	$0.57	$0.68
Diluted	$0.29	$0.38	$0.57	$0.67
Cash dividends declared per share	$0.07	$0.06	$0.14	$0.12

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
(Amounts in thousands)	September 30, 2017	March 31, 2017
ASSETS
Current assets:
Cash	$11,183	$6,450
Receivables	279,711	168,943
Inventories	214,283	258,430
Other current assets	7,161	6,743
Total current assets	512,338	440,566
Property, plant and equipment, net	410,271	406,858
Other assets:
Goodwill	103,380	100,566
Intangible assets, net	48,429	51,758
Other assets	35,691	46,537
Total assets	$1,110,109	$1,046,285
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$26,818	$37,789
Current maturities of capital lease obligations	21,949	21,450
Accounts payable	93,944	121,922
Current portion of liability-classified stock-based awards	-	11,926
Other accrued liabilities	71,611	54,460
Accrued income taxes	12,209	8,207
Total current liabilities	226,531	255,754
Long-term debt obligations	358,047	310,849
Long-term capital lease obligations	60,934	58,710
Deferred tax liabilities	42,971	44,007
Other liabilities	22,868	26,530
Total liabilities	711,351	695,850
Mezzanine equity:
Redeemable convertible preferred stock	296,410	302,814
Deferred compensation — unearned ESOP shares	(194,192)	(198,216)
Redeemable noncontrolling interest in subsidiaries	8,682	8,227
Total mezzanine equity	110,900	112,825
Stockholders’ equity:
Common stock	12,393	12,393
Paid-in capital	778,548	755,787
Common stock in treasury, at cost	(442,787)	(436,984)
Accumulated other comprehensive loss	(19,442)	(24,815)
Retained deficit	(56,746)	(83,678)
Total ADS stockholders’ equity	271,966	222,703
Noncontrolling interest in subsidiaries	15,892	14,907
Total stockholders’ equity	287,858	237,610
Total liabilities, mezzanine equity and stockholders’ equity	$1,110,109	$1,046,285

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended September 30,
(Amounts in thousands)	2017	2016
Cash Flow from Operating Activities
Net income	$36,433	$43,702
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,941	36,036
Deferred income taxes	(801)	1,829
Loss on disposal of assets and costs from exit and disposal activities	8,544	939
ESOP and stock-based compensation	8,709	11,217
Amortization of deferred financing charges	550	702
Fair market value adjustments to derivatives	(590)	(9,060)
Equity in net loss of unconsolidated affiliates	272	911
Other operating activities	12,078	657
Changes in working capital:
Receivables	(111,463)	(31,113)
Inventories	46,205	5,781
Prepaid expenses and other current assets	256	(3,570)
Accounts payable, accrued expenses, and other liabilities	(9,745)	(12,455)
Net cash provided by operating activities	28,389	45,576
Cash Flows from Investing Activities
Capital expenditures	(27,035)	(23,796)
Cash paid for acquisitions, net of cash acquired	(1,990)	-
Other investing activities	(411)	(622)
Net cash used in investing activities	(29,436)	(24,418)
Cash Flows from Financing Activities
Proceeds from Revolving Credit Facility	335,950	235,600
Payments on Revolving Credit Facility	(273,650)	(207,900)
Payments on Term Loan	(72,500)	(5,000)
Proceeds from Senior Notes	75,000	-
Payments on Senior Notes	(25,000)	(25,000)
Debt issuance costs	(2,268)	-
Payments of notes, mortgages and other debt	(1,450)	(430)
Payments on capital lease obligations	(12,217)	(10,810)
Cash dividends paid	(8,673)	(7,338)
Proceeds from exercise of stock options	100	2,687
Repurchase of common stock	(7,947)	-
Other financing activities	(1,171)	(620)
Net cash provided by (used in) financing activities	6,174	(18,811)
Effect of exchange rate changes on cash	(394)	(98)
Net change in cash	4,733	2,249
Cash at beginning of period	6,450	6,555
Cash at end of period	$11,183	$8,804

Selected Financial Data

The following tables set forth net sales by reportable segment for the three and six months ended September 30, 2017 and 2016, respectively.

	Three Months Ended			Six Months Ended
(Amounts in thousands	September 30,		%	September 30,		%
except percentages)	2017	2016	Variance	2017	2016	Variance
Domestic
Pipe	$253,486	$222,026	14.2%	$479,677	$445,336	7.7%
Allied Products	98,398	89,747	9.6%	191,704	179,200	7.0%
Domestic net sales	$351,884	$311,773	12.9%	$671,381	$624,536	7.5%
International
Pipe	$38,204	$38,910	(1.8%)	$67,973	$73,282	(7.2%)
Allied Products	10,961	10,102	8.5%	20,054	20,543	(2.4%)
International net sales	$49,165	$49,012	0.3%	$88,027	$93,825	(6.2%)
Consolidated
Pipe	$291,690	$260,936	11.8%	$547,650	$518,618	5.6%
Allied Products	109,359	99,849	9.5%	211,758	199,743	6.0%
Net sales	$401,049	$360,785	11.2%	$759,408	$718,361	5.7%

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

This press release includes references to Adjusted EBITDA, Free Cash Flow and Adjusted Earnings Per Fully Converted Share, all non-GAAP financial measures.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA, Free Cash Flow, and Adjusted Earnings per Fully Converted Share may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

Adjusted EBITDA is a non-GAAP financial measure that comprises net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.

Adjusted Earnings Per Fully Converted Share is a non-GAAP measure that is calculated by adjusting our Net income per share – Basic, the most comparable GAAP measure. To effect this adjustment with respect to Net income available to common stockholders, we have (1) removed the accretion of Redeemable noncontrolling interest in subsidiaries, (2) added back the dividends to Redeemable convertible preferred stockholders and dividends paid to unvested restricted stockholders, (3) made corresponding adjustments to the amount allocated to participating securities under the two class earnings per share computation method, and (4) added back ESOP deferred compensation attributable to the shares of Redeemable convertible preferred stock allocated to employee ESOP accounts during the applicable period, which is a non-cash charge to our earnings. We have also made adjustments to the weighted average common shares outstanding – Basic to assume (1) share conversion of the Redeemable convertible preferred stock outstanding shares to common stock and (2) add shares of outstanding unvested restricted stock.  Adjusted Earnings Per Fully Converted Share (non-

GAAP) is a key metric used by management and our board of directors to assess our financial performance. This information is useful to investors as the preferred shares held by the ESOP are required to be distributed to our employees over time, which is done in the form of common stock after the conversion of the preferred shares. As such, this measure is included because it provides investors with information to understand the impact on the financial statements once all preferred shares are converted and distributed.

The following tables present a reconciliation of Adjusted EBITDA to Net Income, Free Cash Flow to Cash Flow from Operating Activities, and Adjusted Earnings Per Fully Converted Share to Net income per share – Basic, the most comparable GAAP measures, for each of the periods indicated:

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(Amounts in thousands)	2017	2016	2017	2016
Net income	$17,959	$24,281	$36,433	$43,702
Depreciation and amortization	19,720	18,010	37,941	36,036
Interest expense	5,055	4,546	9,534	9,330
Income tax expense	13,437	15,348	23,183	29,542
EBITDA	56,171	62,185	107,091	118,610
Derivative fair value adjustments	(781)	(4,153)	(590)	(9,060)
Foreign currency transaction (gains) losses	(1,579)	685	(2,448)	(1,077)
Loss on disposal of assets and costs from exit and disposal activities	5,121	737	8,544	939
Unconsolidated affiliates interest, tax, depreciation and amortization	715	802	1,423	1,580
Contingent consideration remeasurement	6	33	32	57
Stock-based compensation expense (benefit)	1,810	(2,908)	3,500	6,112
ESOP deferred stock-based compensation	2,595	2,368	5,209	5,105
Executive retirement benefits	894	79	909	158
Transaction costs	890	-	1,057	-
Restatement-related costs	1,042	5,773	2,502	14,985
Adjusted EBITDA	$66,884	$65,601	$127,229	$137,409

Reconciliation of Segment Adjusted EBITDA to Net Income

	Three Months Ended September 30,
	2017		2016
(Amounts in thousands)	Domestic	International	Domestic	International
Net income	$16,932	$1,027	$21,049	$3,232
Depreciation and amortization	17,658	2,062	15,829	2,181
Interest expense	4,971	84	4,436	110
Income tax expense	12,185	1,252	13,824	1,524
EBITDA	51,746	4,425	55,138	7,047
Derivative fair value adjustments	(781)	-	(4,153)	-
Foreign currency transaction (gains) losses	-	(1,579)	-	685
Loss on disposal of assets and costs from exit and disposal activities	4,994	127	512	225
Unconsolidated affiliates interest, tax, depreciation and amortization	277	438	272	530
Contingent consideration remeasurement	6	-	33	-
Stock-based compensation expense (benefit)	1,810	-	(2,908)	-
ESOP deferred stock-based compensation	2,595	-	2,368	-
Executive retirement benefits	894	-	79	-
Transaction costs	890	-	-	-
Restatement-related costs	1,042	-	5,773	-
Adjusted EBITDA(a)	$63,473	$3,411	$57,114	$8,487
(a)	A portion of the reduction in International EBITDA is related to transfer pricing. The reduction is fully offset by an increase in Domestic EBITDA.

	Six Months Ended September 30,
	2017		2016
(Amounts in thousands)	Domestic	International	Domestic	International
Net income	$32,082	$4,351	$36,471	$7,231
Depreciation and amortization	33,921	4,020	31,507	4,529
Interest expense	9,356	178	9,109	221
Income tax expense	21,700	1,483	25,977	3,565
EBITDA	97,059	10,032	103,064	15,546
Derivative fair value adjustments	(590)	-	(9,060)	-
Foreign currency translation (gains)	-	(2,448)	-	(1,077)
Loss on disposal of assets and costs from exit and disposal activities	8,313	231	782	157
Unconsolidated affiliates interest, tax, depreciation and amortization	571	852	551	1,029
Contingent consideration remeasurement	32	-	57	-
Stock-based compensation expense	3,500	-	6,112	-
ESOP deferred stock-based compensation	5,209	-	5,105	-
Executive retirement benefits	909	-	158	-
Transaction costs	1,057	-	-	-
Restatement-related costs	2,502	-	14,985	-
Adjusted EBITDA(a)	$118,562	$8,667	$121,754	$15,655
(a)	A portion of the reduction in International EBITDA is related to transfer pricing. The reduction is fully offset by an increase in Domestic EBITDA.

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Six Months Ended September 30,
(Amounts in thousands)	2017	2016
Net cash provided by operating activities	$28,389	$45,576
Capital expenditures	(27,035)	(23,796)
Free cash flow	$1,354	$21,780

Reconciliation of Adjusted Earnings Per Fully Converted Share (non-GAAP) to Net Income per Share – Basic

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(Amounts in thousands, except per share data)	2017	2016	2017	2016
Net income available to common stockholders	$15,980	$20,875	$31,781	$36,808
Weighted average common shares outstanding - Basic	55,269	54,429	55,286	54,250
Net income per share – Basic	$0.29	$0.38	$0.57	$0.68
Adjustments to net income available to common stockholders:
Accretion of redeemable non-controlling interest in subsidiaries	-	380	-	742
Dividends to redeemable convertible preferred stockholders	470	415	959	840
Dividends paid to unvested restricted stockholders	16	24	35	54
Undistributed income allocated to participating securities	1,397	2,040	2,830	3,563
Total adjustments to net income available to common stockholders	1,883	2,859	3,824	5,199
Net income attributable to ADS	17,863	23,734	35,605	42,007
Adjustments to net income attributable to ADS:
Fair value of ESOP compensation related to redeemable convertible preferred stock	2,595	2,368	5,209	5,105
Adjusted net income — (Non-GAAP)	$20,458	$26,102	$40,814	$47,110
Weighted Average Common Shares Outstanding — Basic	55,269	54,429	55,286	54,250
Adjustments to weighted average common shares outstanding — Basic
Unvested restricted shares	223	56	240	67
Redeemable convertible preferred shares	18,353	18,901	18,470	18,983
Weighted Average Common Shares Outstanding - Fully Converted (Non-GAAP)	73,845	73,386	73,996	73,300
Adjusted Earnings per Fully Converted Share (Non-GAAP)	$0.28	$0.36	$0.55	$0.64

For more information, please contact:

Michael Higgins

Director, Investor Relations and Business Strategy

(614) 658-0050

Mike.higgins@ads-pipe.com